Exhibit 99.1

COMSTOCK HOMEBUILDING COMPANIES, INC. TO ELIMINATE $5.3 MILLION OF DEBT WITH REGIONS BANK

Thursday September 4, 10:11 am ET

RESTON, VA—(MARKET WIRE)—Sep 4, 2008 — Comstock Homebuilding Companies, Inc. and certain of its subsidiaries (collectively “Comstock” or the “Company”) today announced that it had entered into a forbearance and conditional release agreement (“Agreement”) with Regions Bank (“Regions”) with respect to approximately $5.3 million of the Company’s $144.0 million of secured debt as of June 30, 2008. Under the terms of the Agreement, the Company agreed to cooperate with Regions with respect to its foreclosure on certain of the Company’s real estate assets in Georgia and Regions agreed to provide the Company a full release from its obligations with no deficiency liability post-foreclosure. The foreclosure agreement covers three properties in Atlanta, Georgia.

“The agreement we entered into with Regions today is the result of our continued focus on restructuring a significant portion of our debt and positioning Comstock to survive the current downturn in housing,” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “We are satisfied with the outcome of our negotiation with Regions and believe it is another important step in our plan to reposition our company to meet the challenges of the current market. While we have more work to do in this regard with certain other lenders, the Regions agreement, along with the recently announced similar agreement with BB&T, are in keeping with our objective. We remain optimistic regarding the potential for a positive outcome of our restructuring efforts.”

Under the terms of the agreement the Company will be formally released from its obligations to Regions at the earlier of December 15, 2008 or the successful foreclosure by Regions on lots and/or speculative homes at Post Road II, Highland Station and James Road. The Company announced that in anticipation of this agreement it had recorded impairment charges related to the Regions collateral in the quarter ending June 30, 2008 and as a result the Company does not anticipate any material future write-offs as a result of the Agreement or the foreclosures.

ABOUT COMSTOCK HOMEBUILDING COMPANIES, INC.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publically traded, diversified real estate development firm with a focus on affordably priced for-sale residential products. Comstock builds and markets single-family homes, townhouses, mid-rise condominiums, high-rise condominiums, mixed-use urban communities and active adult communities. The company currently markets its products under the Comstock Homes brand in the Washington, D.C.; Raleigh, North Carolina; and Atlanta, Georgia metropolitan areas. Comstock Homebuilding Companies Inc. trades on Nasdaq under the symbol CHCI. For more information on the Company or it projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent form 10-K, as filed with the Securities and Exchange Commission on March 24, 2008. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.